Exhibit 10.17 (c)

                  SECOND ADDENDUM TO SHOW PRODUCTION AGREEMENT

         THIS SECOND ADDENDUM ("Second Addendum") is made by and between ON STAGE ENTERTAINMENT, INC., with offices at 4625 West Nevso, Suite 9, Las Vegas, Nevada 89103 (hereinafter referred to as "On Stage") KURZ MANAGEMENT, with offices at Wilhelmshavenerstrasse 33, 10551, Berlin (hereinafter referred to as "Kurz") this ____ day of August, 1997.

                                    RECITALS

         WHEREAS, On Stage and Kurz entered into a Show Production Agreement (the "Show Production Agreement") on May 31, 1997, which was subsequently amended on July 31, 1997 (the "First Addendum"), pursuant to which On Stage is present and otherwise stage its federally registered "Legends in Concert" production (the "Show") for Kurz at the Estrel Residence & Congress Hotel in Berlin, Germany (the "Venue") commencing on September 12, 1997 and continuing through and including December 31, 1997; and

         WHEREAS, after further negotiations, the parties wish to amend and augment the terms contained in the Show Production agreement and the First Addendum thereto by entering into this Second Addendum which shall be deemed to have been executed contemporaneously therewith.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, obligations and benefits contained herein, the receipt and sufficiency of which is hereby acknowledge, the parties hereto agree as follows:

                         MODIFICATION OF EXISTING TERMS

         By this Second Addendum, the parties agree to amend and modify only those terms and conditions of the Show Production Agreement and the First Addendum specifically enumerated. To the extent that a specific term, provision or condition is not modified or set forth in this Second Addendum, the original terms of Show Production Agreement and First Addendum are intended to remain in full force and effect. To the extent possible, the numbering of the following provisions shall correspond with the numbering sequence of the original Show Production Agreement and/or First Addendum terms, which they replace or to which they are added.

                              TERMS AND CONDITIONS

         8. MERCHANDISE. On Stage hereby grants to Kurz the right to manufacture and sell On Stage's federally registered Show related merchandise at the Venue. All costs related to the sale of said merchandise including, but not limited to the cost of manufacturing the merchandise, the shipping and/or freight charges, the cost of setting up and operating the merchandise booth(s) and any taxes levied on the sale thereof shall be the exclusive responsibility of Kurz. Al Net Profits generated from the sale of said merchandise shall be divided between the parties on a 70% to Kurz, 30% to On Stage basis. For purposes of this Paragraph, Net Profits shall be defined as all gross revenues generated from the sale of the merchandise, minus the direct cost of manufacturing the merchandise, freight, labor and taxes. Kurz shall remit On Stage's portion of the Net Profits derived from the sale of the merchandise on a monthly basis, in arrears of the previous performance month, along with a detailed accounting in a format acceptable to On Stage that clearly sets forth how the Net Profits for that respective month were calculated.

         It is anticipated between the parties hereto that a compact disc will be recorded, produced, manufactured and distributed for sale, which will feature songs performed by certain of the Performers in the Show (the "Compact Disc(s)"). If such a Compact Disc(s) is subsequently recorded, Kurz shall be responsible for the production, manufacture, design, packaging, licensing, and marketing of the Compact Disc(s), as well as labor and staffing relating to the sale and distribution of the same, along with all costs and taxes related thereto. On Stage shall be responsible for obtaining the appropriate clearances from the performers whose reproductions are contained on the Compact Disc(s) and negotiating and distributing any and all royalties related thereto. All gross proceeds generated from the sale and/or distribution of the Compact Disc(s) shall be divided equally between the parties (50% to On Stage-50% to Kurz). Kurz shall remit On Stage's respective portion of the gross proceeds from the sale and/or distribution of the Compact Disc(s) on a monthly basis in accordance with the terms of this Paragraph that relate to the distribution of proceeds from the sale and/or distribution of proceeds from the sale of merchandise. It should be noted, however, that On Stage shall have final approval of the content of the Compact Disc(s) before any sale or distribution thereof, and all rights to the Compact Disc(s) shall at all times remain the exclusive property of On Stage, with On Stage retaining the master copy of the completed Compact Disc(s).
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         9. SOUVENIR PHOTO  LOCATIONS.  On Stage hereby grants to Kurz the right to set up, operate and manage up to two (2) "legends talent/guest souvenir photo locations" in the Hotel ("Souvenir Photo Locations") for the limited purpose of selling souvenir photo's thereat (the "Souvenir Photo's"). All costs related to the Souvenir Photo Locations, including, but not limited to the construction, implementation and daily operation of the same, as well as any taxes levied on the sale and/or distribution of the Souvenir Photo's thereat, shall be the exclusive responsibility of Kurz. All Net Profits generated form the sale of the Souvenir Photo's shall be divided between the parties on a 70% to Kurz, 30% to On Stage basis. However, in the event that the Show is performed in excess of eight (8) performances in any given week, the Net Profits generated from the sale of the Souvenir Photo's shall be divided on an equal (50%-50%) for any and all such weeks. For purposes of this Paragraph, Net Profits shall be defined as all gross revenues generated from the sale of the Souvenir Photo's, minus the direct cost of producing and developing the Souvenir Photo's, any related labor and taxes levied thereon. Kurz shall remit On Stage's portion of the Net Profits derived from the sale of the Souvenir Photo's on a monthly basis, in arrears of the previous performance month, along with a detailed accounting in a format acceptable to On Stage that clearly sets forth how the Net Profits for that respective month were calculated.

         36. AUDIT RIGHTS. Kurz shall keep accurate accounting books and records of all costs and revenues related to the Show and the sale and distribution of Merchandise, Compact Disc(s) and Souvenir Photo's contemplated hereunder throughout the duration of this Agreement and for one (1) year thereafter. Kurz hereby grants to On Stage the right to inspect its books and records provided that On Stage provides Kurz with no less than thirty (30) days written notice of such intention. If any such audit reveals an underpayment from Kurz to On Stage as required hereunder, Kurz shall immediately remit to On Stage all amounts so due, together with interest thereon at the rate of ten percent (10%) per annum, from the date said amounts were due through to the date the amounts were actually received.

         IN WITNESS WHEREOF, the parties hereto have executed this Second Addendum on the date and year first above written.



/s/ John W. Stuart                                 Bernhard Kurz
----------------------------                       -----------------------------
John W. Stuart                                     Bernhard Kurz
Chief Executive Officer                            President
On Stage Entertainment, Inc.                       Kurz Management